                                                                    EXHIBIT 10.1

                               CONSENT AGREEMENT

         This Consent Agreement is entered into this 27th day of January, 1994 by and between Meditrust, a Massachusetts business trust ("Meditrust") and Sun Healthcare Group, Inc., a Delaware corporation ("Sun").

         WHEREAS, Sun has entered into an Agreement and Plan of Merger dated as of January 27, 1994 (the "Merger Agreement"), with The Mediplex Group, Inc. ("Mediplex") pursuant to which Mediplex will be merged with a subsidiary of Sun (the "Merger"); and

         WHEREAS, Sun has acknowledged that Meditrust's consent to the Merger is required pursuant to the terms of the various leases and loans between Mediplex and Meditrust and/or their respective subsidiaries or affiliates (the "Mediplex Financing Transactions"); and

         WHEREAS, Sun has responded to requests by Meditrust for information regarding the Merger and has formally requested that Meditrust grant its consent to the Merger;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Meditrust and Sun hereby agree as follows:

        1. Meditrust hereby consents to the Merger pursuant to the terms of the Merger Agreement subject to the satisfaction of the following conditions at the closing (the "Closing") of the Merger, or at such other time as may be specified below:

             A. The Board of Trustees of Meditrust shall have received an opinion of a financial advisor selected by Meditrust as to the financial condition of Mediplex and Sun immediately after the Closing and a litigation review report from counsel, such opinion and report to be in form and substance reasonably satisfactory to the Board of Trustees of Meditrust. Meditrust hereby acknowledges and agrees that as of the date of execution of this Agreement the conditions set forth in this Section A have been satisfied, subject to such opinion or report not being withdrawn or modified prior to the Closing.

             B. Sun shall have entered into a Guaranty Agreement with respect to the Mediplex Financing Transactions, such Guaranty Agreement to be in form and substance reasonably satisfactory to Meditrust.

             C. Sun, Mediplex and/or affiliates of Mediplex shall have entered into agreements satisfactory in form and substance reasonably satisfactory to Meditrust and to Sun, in the event Sun is not a party to such agreements, with respect to the matters listed on Annex A to this Consent Agreement.

             D. In addition to the financial information required pursuant to the Mediplex Financing Transactions, Sun and Mediplex shall each have agreed to furnish Meditrust with unaudited consolidated financial statements of Sun and their respective subsidiaries which shall be delivered within 45 days after each fiscal quarter and audited consolidated year-end financial statements within 90 days after each fiscal year, all of which shall be prepared in accordance with GAAP and which shall meet such requirements (including those of Regulation S-X) as may be necessary to permit the inclusion of such financial information by Meditrust in any filings with governmental agencies, including, without limitation, its registration statements filed pursuant to the Securities Act of 1933, as amended, and Sun hereby consents to such inclusion.

             E. Mediplex and Sun shall have furnished and shall furnish from time to time upon request to Meditrust and its counsel and financial advisors all information reasonably requested relating to Mediplex and Sun, including, without limitation, historical and pro forma financial statements and projections and information regarding (i) the physical condition of the Mediplex facilities, (ii) the management of

         Sun and Mediplex and (iii) the financing for the Merger. At Meditrust's request, Sun shall disclose (or permit Meditrust to disclose) such information to the public, including without limitation, the terms of this Consent Agreement, information regarding Sun and Mediplex's equity, cash flow coverage, debt to equity ratio and management team and acknowledges that Meditrust may disclose such information to lenders and other advisers on a confidential basis. Each party consents to the public disclosure of this Consent Agreement in filings by the other party with the Securities and Exchange Commission and in the other party's public release of information concerning the consent of Meditrust to the Merger.

             F. Sun shall have agreed by virtue of the execution hereof to reimburse or cause Mediplex to reimburse Meditrust upon demand for all reasonable expenses and liabilities incurred by Meditrust in connection with the Merger, this Consent Agreement and the conditions set forth herein, including without limitation, reasonable legal, accounting and financial advisory fees and expenses, trustee expenses and the cost of the opinion referred to in Section A hereof. Without limiting the generality of the foregoing, it is understood that legal fees and expenses relating to the transactions described in Annex A are reimbursable under this Section F.

             G. Meditrust shall have been reasonably satisfied at the Closing with regard to the resolution of any material issues concerning any facts or circumstances relating to Mediplex, Sun or the Merger which may arise or first come to the attention of the Independent Subcommittee of the Board of Trustees of Meditrust (the "Subcommittee") after the date hereof, if such facts and circumstances are materially different from those known to the Subcommittee as of the date hereof.

             H. Sun shall have entered into a financing arrangement satisfactory to Meditrust with respect to the cash portion of the consideration being furnished by Sun in connection with the Merger, which financing arrangement shall be satisfactory to Meditrust if it is with Nationsbank and is in accordance with the term sheet attached hereto as Annex B; Sun acknowledges that it is its intent to use reasonable efforts to permanently finance this amount through some form of equity or convertible debt financing although Meditrust acknowledges that Sun is not legally required under the terms and conditions of this Consent Agreement to do so.

             I. Meditrust shall have received the requisite consents pursuant to Meditrust's outstanding $65,000,000 10-3/4% First Mortgage Notes due December 1, 1997 to (a)

         Meditrust's consent to the Merger and (b) the release of the Arms Acres property from the mortgage securing such notes, such consent to be in form and substance reasonably satisfactory to Meditrust.

             J. All actions and determinations to be made by Meditrust hereunder shall be made by, and all of the foregoing conditions shall have been fulfilled to the reasonable satisfaction of or expressly waived by, the Subcommittee; provided, however, that Meditrust shall not have the right to waive the condition set forth in Section 1 without the prior written consent of Sun and Mediplex, which consent should not be unreasonably withheld.


        2. Upon request by Sun, Meditrust shall provide to Sun written acknowledgement as to all of the conditions set forth in Section 1 hereof which have been satisfied as of the date of such request.

        3.   At the Closing, Meditrust shall deliver a consent pursuant to
Section 9.01(c) of the Merger Agreement, provided that all of the conditions set forth in Section 1 hereof have been satisfied.

        4. This Agreement shall be construed, performed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

        5. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.

        6. No terms or provisions hereof shall be waived, modified or altered either by act, failure to act, extension of time or otherwise, except as set forth in a written instrument properly executed and delivered by the party sought to be charged. No assent, expressed or implied, by either party, or waiver by either party, to or of any breach of any terms or provisions of this Consent Agreement shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

        7. This Consent Agreement (including Annex A hereto) contains the entire agreement of the parties as to the subject matter hereof and supersedes all other understandings, both oral and written.


        8.   The Declaration of trust establishing Meditrust, dated August
6, 1985, as amended, a copy of which is duly filed in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that the name "Meditrust" refers to the

Trustees under the Declaration collectively as Trustees, but not individually or personally; and that no Trustee, officer, shareholder, employee or agent of Meditrust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Meditrust. All persons dealing with Meditrust, in any way, shall look only to the assets of Meditrust for the payment of any sum or the performance of any obligation.

         WITNESS the execution hereof this 27th day of January, 1994.

                                   MEDITRUST

                                   By: S/David F. Benson
                                       ------------------------------
                                       David F. Benson
                                       President


                                   SUN HEALTHCARE GROUP, INC.

                                   By: S/Andrew L. Turner
                                       ------------------------------
                                       Andrew L. Turner
                                       President

MEDITRUST


________________________________________________________________


                                    ANNEX A



The following is a summary of the modifications to the leases and mortgages between Meditrust and Sun Healthcare Group, Inc. and to the ongoing relationship of the two companies.

MODIFICATIONS TO ALL LEASES AND MORTGAGES

o All of the Meditrust/Sun mortgages and lease will be guaranteed by Sun Healthcare Group, Inc., and The Mediplex Group Inc., and shall be cross defaulted and/or cross collaterized.

o All existing Meditrust/Mediplex mortgages and leases and all new Meditrust/Sun transactions will have an automatic annual 2.5% increase to the rent or interest payments. The annual payment will be calculated as follows:

               o Total individual facility rent or mortgage payments to Meditrust (after any rate adjustments as provided below) calculated on an annualized basis as of the closing date .... times 1.025 equal rent or interest
                        for the following twelve months. A similar calculation would be made annually.

 o All existing Meditrust/Mediplex leases and mortgages will have their terms extended to between 11 and 13 years (or less to meet operating lease criteria) from the merger closing date. The properties will be grouped under master leases and mortgages totaling approximately $56 million each. Each group will expire at six moth intervals during years 11 through 13. Attached is a proposed schedule detailing the terms of all leases and mortgages.

o Additional modifications and clarifications to the existing Meditrust/Mediplex leases and mortgages such as reporting requirements, access to records, and advance monthly payments will be documented at the time of closing.

NEW YORK PROPERTIES

o Sun will provide Meditrust with $20 million to be applied against Conifer Park. In addition, Meditrust will reduce its initial investment basis by an additional $9 million in Conifer Park. The existing lease will be terminated and replaced by a mortgage on the facility for $31 million. The mortgage will be for a term of eleven years with a 25 year amortization, and a base rate of 10.5%. Sun will have the typical rights of substitution of property throughout the term of the mortgage.

o Meditrust's investment in Arms Acres will be reduced by $11 million. The lease will be terminated and a mortgage put in place for $23 million under the same terms and conditions as the Conifer mortgage.

o Meditrust will receive an $11 million mortgage on the Denver Rehab facility. The term of the loan will be for ten years and all other terms and conditions will be the same as the Conifer and Arms mortgages.

o Sun will make a $10 million payment to Meditrust to reduce its investment in Holliswood Hospital. The lease will be terminated and a new mortgage for $20 million will be established. The term of the mortgage will be for ten years and all other terms and conditions will be the same as the Conifer, Arms and Denver mortgages.

CRS WASHINGTON

o Sun will enter into a lease agreement for the CRS Washington facility in an amount of $5,861,000. The term of the lease will be for twelve years and all other terms and conditions will be similar to the previously mentioned mortgages.

NEW MEDICO PROPERTIES

o A master lease will be entered into for Holyoke, Lowell, Lynn, Arkansas, Michigan and CRS Cortland. The term of the leases will be 12 years (or less to meet operating lease criteria), all termination options will be eliminated, the base rate will be 10.5% and Sun will have a right of substitution.

o Any potential Mediplex contingent obligation to provide Meditrust with base rate payments on $9.7 million of financing relating to New Medico will be eliminated.

o The four remaining New Medico properties: Darien, River Glen, Mediplex of Southern Connecticut (Golden Hill), and Mediplex of North Hampton (Pioneer Valley) will be operated by Sun and Meditrust will provide mortgage financing under similar terms and conditions as described in this document. Sun may request that Meditrust convert the mortgages to sale leasebacks and if not converted by Meditrust, may repay the mortgage financing without penalty.

ADDITIONAL FINANCING

o An additional $80 million of property will also be provided to Meditrust by Sun for sale/leaseback or mortgage financing. Approximately $30 million of the total will be credited at the closing date for sale/leaseback financing for the Bowling Green, Milford, CT and Bristol facilities at a 10.5% rate under the same terms and conditions as previously described. The financing of Darien, River Glen, Golden Hill and Pioneer Valley will be credited against the remaining $50 million and the balance will be made available to Meditrust based on a right of first refusal. Sun will provide this option to Meditrust on all property financing entered into by Sun during the 24 month period following the closing.

ASSET/LIABILITY MATCHING ANALYSIS
AS OF DECEMBER 31, 1993

     DATE           FACILITY                     MORTGAGES               INVESTMENT        INT/RENT       PAYABLE      PRINCIPAL
                                                 DUE                     LEASE TERM        RATE           TO           DUE
                                                                         EXPIRES           ADJUST
     6/2004         DENVER                       $11,000,000
     6/2004         HOLLYWOOD                     20,000,000
     6/2004         COLUMBUS                       9,126,851
     6/2004         BROOKLINE                      4,179,861

                    TOTAL 2004                   $44,306,712                                                            $0

     1/2005         NEWTON                                               $13,060,000
     1/2005         CHESHIRE                                               7,225,000
     1/2005         WOODCREST                                             12,200,000
     1/2005         RIDGEFIELD                                            10,232,000

     6/2005         STAMFORD                                               9,768,000
     6/2005         CONIFER PARK                  31,000,000
     6/2005         ARMS ACRES                    23,000,000

                    TOTAL 2005                   $54,000,000             $52,485,000

     1/2006         WETHERSFIELD                                          19,083,219
     1/2006         E. LONGMEADOW                                         17,052,620
     1/2006         NEWINGTON                                              9,400,000
     1/2006         DANBURY                                                5,600,000

     6/2006         LEXINGTON                                             11,800,000

     6/2006         BEVERLY                                                  6,945,000
     6/2006         WESTPORT                                                 5,370,000

     6/2006         WILMINGTON                                               7,433,250
     6/2006         PEABODY                                                  8,050,350
     6/2006         RANDOLPH                                                10,016,400

                    TOTAL 2006                                0           $100,750,839

     1/2007         HOLYOKE                                                 12,786,518
     1/2007         CHRISTIAN HILL                                          10,992,351
     1/2007         ARKANSAS                                                 8,392,410
     1/2007         MICHIGAN                                                 7,787,425

     6/2007         LENOX HILL                                              15,370,249
     6/2007         CORTLAND                                                 4,701,103
     6/2007         MANATEE                                                 11,000,000
     6/2007         PLAZA                                                    8,785,030
     6/2007         WASHINGTON                                               5,685,023

                    TOTAL 2007                                             $85,500,109

                                                                       ANNEX B

                                     DRAFT


                                           January 19, 1994



Mr. Bruce Broussard
Chief Financial Officer
Sun Healthcare Group, Inc.
5600 Wyoming Blvd. N.E., Suite 140
Albuquerque, NM  87109

Dear Mr. Broussard:

        Based on (i) our discussion concerning a proposed senior debt facility with a maturity date of three years in the approximate amount of $125,000,000 (the "Facility") for the proposed acquisition (the "Acquisition") of 100% of the capital stock of The Mediplex Group, Inc. ("Mediplex") and (ii) the information regarding the Acquisition that you have provided us to date, NationsBank of Texas, N.A. (the "Bank") is pleased to confirm that it is willing to provide the Facility for Sun Healthcare Group, Inc. (the "Company"), subject to the satisfaction of the conditions set forth in the Summary of Proposed Terms and Conditions, which is attached as Exhibit A hereto, subject to negotiation incorporating such other terms and conditions as are customary for credit facilities of the type contemplated hereby.

        Any funding under the Facility will be subject to (i) satisfactory due diligence and review of financial projections, (ii) final credit approval, (iii) receipt of all documents related to the Acquisition in form and substance satisfactory to the Bank, (iv) the negotiation, preparation, execution and delivery of mutually acceptable loan documentation, on the terms and conditions mutually agreeable to the Company and the Bank, and (v) the absence of any event of default, or event which with the giving of notice or lapse of time or both wold be an event of default under the Company's existing credit facility with the Bank or any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company from September 30, 1993.

        The Bank shall have the right to employ the services of NationsBanc Capital Markets, Inc. ("NCMI") in providing the Facility and to allocate, in whole or in part, to NCMI certain fees payable to the Bank in such manner as NCMI and the Bank agree.

        Our obligations to provide the Facility will terminate on August 15, 1994 or any date prior to such date on which the Company advises us that the results of its due diligence are unsatisfactory.

        Because the Bank is incurring costs and expenses, regardless of whether any of the transactions are consummated or any loan documents are agreed to and signed, the Company acknowledges its obligation to pay such costs and expenses including reasonable attorneys' fees (whether incurred before or after the date of this letter). The Company also agrees to indemnify and hold harmless the Bank and NCMI, their directors, officers, employees, agents and affiliates (each being an "Indemnified Party"), from and against any and all losses, claims, damages and liabilities related to or arising out of any matters related to this letter or the Facility, unless there is a final determination that such losses, claims, damages or liabilities related from the gross negligence or willful misconduct of an Indemnified Party.

        This letter constitutes the entire agreement between the parties and supersedes and cancels any prior agreements between the parties as to the matters covered in this letter.

        Please sign in the space below to evidence your agreement with the terms of this letter and return a copy of this letter and an executed copy of the enclosed fee letter to the undersigned no later than January 28, 1994. If an executed copy of this letter and the enclosed fee letter are not returned by such date, the commitment by the Bank herein shall terminate.

                                        Very truly yours,

                                        NationsBank of Texas, N.A.



                                        By: /s/ Steven A. Daily
                                            ----------------------
                                            Steven A. Daily,
                                            Senior Vice President

AGREED AND ACCEPTED:

SUN HEALTHCARE GROUP, INC.



By:
    ----------------------------
    Title:

                                   EXHIBIT A

                    SUMMARY OF PROPOSED TERMS AND CONDITIONS
                                January 19, 1994


BORROWER:        Sun Healthcare Group, Inc. ("Borrower").

GUARANTORS:      All existing and newly acquired or formed subsidiaries of
                 Borrower.

AMOUNT:          $125,000,000.

ARRANGER:        NationsBanc Capital Markets, Inc. ("NCMI").

AGENT:           NationsBank of Texas, N.A. ("NationsBank").

LENDERS:         A group of Lenders mutually agreeable to Agent and Borrower.

FACILITY:        Three-year Revolving Line of Credit (the "Line of Credit").

PURPOSE:         To finance the cash portion of the Mediplex acquisition.

CLOSING:         Not later than August 15, 1994.

MATURITY:        Three years from date of closing.

INTEREST RATES:  Interest rates (to be negotiated) will be tied to the level of a (to be negotiated) financial covenant. Indicative interest rates based on a Debt to EBITDAR ratio are as follows:

                 RATIO                      INTEREST RATES               UNUSED FEE
                 -----                      --------------               ----------
                 < 3.0x                     Libor + 1.50%                  0.375%
                                                Prime

                 <5.0 but> or = 3.0x      Libor + 1.75%-2.00%              0.50%
                                          Prime + 0.25%-0.50%

                 > or = 5.0x              Libor + 2.00%-2.50%              0.50%
                                          Prime + 0.50%-1.00%

                 Borrower will have the option to fix the interest rate for up to three years via an interest rate swap or interest rate cap.

REPAYMENT:       Interest payable quarterly in arrears as well as at the end of any interest period selected by Borrower. Principal due at maturity.

FEES:            See enclosed fee letter.

ADMINISTRATIVE
AGENCY FEE:      Fee payable annually.  Amount of fee to be negotiated.

COLLATERAL/
NEGATIVE PLEDGE: First priority security interest in all stock of all subsidiaries and accounts receivable of Borrower and subsidiaries, both now owned and acquired thereafter. Borrower and Guarantors will also enter a negative Pledge arrangement whereby it agrees not to pledge, hypothecate or encumber its assets (or the assets of its subsidiaries). Furthermore, Borrower and Guarantors agree to refrain from entering into an agreement with any other lender whereby it agrees not to pledge, hypothecate or encumber its assets (or the assets of its subsidiaries).

COVENANTS:       Such covenants as are usual and customary for similar
                 transactions, including but not limited to the following:

FINANCIAL
COVENANTS:       Financial covenants to be negotiated after due diligence will include but not be limited to the following:

                 - Minimum
                 Current Ratio

                 - Maximum
                 Debt/EBITDAR
                 Rolling four quarter basis

                 - Minimum
                 EBITDAR Fixed Charge Coverage
                 Rolling four quarter basis

                 - Maximum
                 Debt/Tangible Net Worth

                 All covenants calculated according to GAAP.

NEGATIVE
COVENANTS:       Including, but not limited to limitations on the following applicable to Borrower and Guarantors:

                 Acquisition expenditures;

                 Investments;
                 Dividends/Treasury stock repurchases;
                 Additional debt/Guarantees;
                 Liens;
                 Mergers & Consolidations;
                 Asset divestitures;
                 Capital expenditures;
                 Transactions with affiliates;
                 Sale or discounting of receivables;
                 Change in business conducted.

AFFIRMATIVE
COVENANTS:       Customary covenants for credit facilities of this type.

FINANCIAL
INFORMATION:     On an on-going basis, Borrower shall provide consolidated and consolidation financial statements including balance sheets, operating statements, and statements of cash flow, within 90 days of its fiscal year end and within 45 days of quarter end.

                 The year end consolidated statements must be audited by Arthur Andersen, or any of the certified accounting firms. Quarterly financial statements must be signed by the Borrower's Chief Financial Officer.

                 A Financial Compliance Report, in form satisfactory to Agent, detailing the calculations of the Financial Covenants, computed as of each fiscal quarter end and certified by the Borrower's chief financial officer, within 45 days of quarter end or 90 days of fiscal year end.

EVENTS OF
DEFAULT:         Including but not limited to the following:

                 Failure to pay principal, interest, material leases or fees when due;
                 Violation of financial covenants;
                 Material misrepresentation;
                 Cross default to other debt;
                 Bankruptcy;
                 Change in management.

CONDITIONS
PRECEDENT:       Funding under this Facility will be conditioned upon, among other things, satisfaction with the following conditions precedent:

                 No material adverse change (or event involving a prospective change) in the business, financial condition, operations, or performance of Borrower or prospects; Definitive loan documents for this Facility in form and substance acceptable to Agent: Consent of all persons and delivery of legal opinions and such other documentation as required by Agent and counsel; Completion of Mediplex acquisition on terms acceptable to the Agent.

RESERVE
REQUIREMENTS/
YIELD
PROTECTION:      Customary provisions relating to yield protection, increased costs, capital adequacy protection, withholding and other taxes, and illegality.

ASSIGNMENTS
AND
PARTICIPATIONS:  Agent shall have the right to assign or participate its interest in the Facility with the prior written consent of Borrower, which consent shall not be unreasonably withheld.

REPRESENTATIONS
AND
WARRANTIES:      Customary for transactions of this nature.

EXPENSES:        All out of pocket, legal expenses and other closing costs will be the account of the Borrower, whether or not the Facility closes.

LEGAL OPINION:   Borrower will furnish a legal opinion from its counsel, in form and substance satisfactory to counsel for NationsBank and the other Lenders, regarding the legal validity and enforceability of all actions and documentation necessary to consummate the transaction described herein, and such other issues as counsel to NationsBank and the other Lenders shall deem necessary.

INDEMNITY:       Borrower will indemnify the Agent, Arranger and Lenders
                 against any loss or liability incurred in respect to the financing contemplated hereby, or use or prospective use of proceeds thereof.